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                                                                      EXHIBIT 2
                            AGREEMENT FOR SALE OF THE
                     ASSETS OF SHARON MANUFACTURING COMPANY


This Agreement is entered into on April 9, 1998, between Sharon Manufacturing Company, a corporation organized under the laws of the State of Michigan, with its principal office located at 925 N. Main, Ligonier, IN ("Seller"), and Walbro Corporation, a corporation organized under the laws of the State of Delaware, with its principal office located at 6242 Garfield, Cass City, Michigan 48726 ("Walbro"), the sole shareholder of the Sharon, and Millennium Industries Corporation, a corporation organized under the laws of the State of Michigan, with its principal office located at 4429 Doerr Rd, Cass City, MI 48726, Michigan ("Buyer").

         In consideration of the mutual covenants of the parties, Seller, Walbro and Buyer agree:

                                   SECTION ONE

                                   DEFINITIONS

1.1 "Acquired Assets" means all of the assets of Seller used in the production, processing, assembling, distribution and sale of stamped and brazed steel fuel rails and fuel rail assemblies, as currently conducted at the Ligonier, Indiana, facility other than the Excluded Assets. The Acquired Assets include Inventory, Tangible Personal Property, Contracts, Contract Rights, Real Property, Books and Records, Customer Information, Supplier Information Permits, Proprietary Rights, Products, prepaid amounts, deposits, leasehold rights and improvements, and rights of action.

1.2 "Books and Records" means all records, books of accounts, ledgers, financial records, data, and other recorded information, whether maintained electronically or from hard copies,


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pertaining to the Business, the Acquired Assets, or the financial affairs, customers, or suppliers of the Business, excluding, however, any Excluded Assets, the corporate records of Seller, all tax records, and records maintained by Seller's accountants and attorneys.

1.3 "Business" means the production, processing, assembling, distribution, and sale of stamped and brazed steel fuel rails and fuel rail assemblies, and other stampings and assemblies carried on at the Ligonier Facility.

1.4 "Closing" means the consummation of the purchases, sales, assignments, and assumptions contemplated under this Agreement and the Transaction Documents, which shall take place on the Closing Date. Unless otherwise agreed in writing by the parties hereto, the Closing shall commence at 9:00 a.m. (eastern time), at the Auburn Hills offices of Walbro, on the Closing Date.

1.5 "Closing Date" means the date of the Closing, which shall be not more than 30 days after delivery of the Environmental Survey described in Section 5.1.9, or such other date as provided in Section Ten of this Agreement.

1.6 "Closing Time" means 12:01 a.m. (eastern time) on the Closing Date.

1.7 "Code" means the Internal Revenue Code of 1986, as amended.

1.8 "Contracts" means those contracts described in Section 2.1.4.

1.9 "Contract Rights" means all of Seller's rights and obligations under: (i) the agreements, contracts, leases, purchase orders, and other commitments that are outstanding and executory in whole or in part on April 9, 1998, and that remain outstanding and executory in whole or in part as of the Closing Time and
(ii) the agreements, contracts, leases, purchase orders, and other



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commitments of any kind entered into by Seller in the ordinary course of the conduct of the Business.

1.10 "Customer Information" means all lists, records, credit and payment histories, and other information of any kind relating to past, current, and prospective customers of Seller and the Business.

1.11 "Excluded Assets" means those assets described in Section 2.2, and listed on Schedule 2.2, which shall not be part of the purchase and sale contemplated under this Agreement.

1.12 "Encumbrance" means any mortgage, pledge, security interest, lien (statutory or otherwise), option, or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or any agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction), or any other kind of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

1.13 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) consistently applied.

1.14 "Governmental Authority" means any administrative, executive, judicial, or legislative body, or any agency, authority, bureau, commission, branch, court, department, or other instrumentality of any foreign, federal, state, or local government.

1.15 "Inventory" means all of Seller's finished goods, raw materials and work in process, wherever located.

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1.16 "Knowledge" when used herein with respect to Buyer means the actual knowledge of Joe Ruffolo, John Neeb, Kelly Smith and Gary Vollmar.

1.17 "Material Adverse Effect" means any change, effect or circumstance that is reasonably likely to be materially adverse to the business, prospects, Acquired Assets, financial condition or results of operations of the party making the representation, warranty, or disclosure.

1.18 "Permits" means all of Seller's licenses, permits, variances, orders, approvals, and contracts from Governmental Authorities that are legally necessary or material, to the operation of the Business. All such Permits are listed on Schedule 2.1.6 hereto.

1.19 "Products" means all of the stamped, formed and/or brazed parts and products that are (i) manufactured, assembled, or held or offered for sale or distribution by Seller or any other Person in connection with the operation of the Business, or (ii) are being developed by or on behalf of Seller solely in connection with the operation of the Business.

1.20 "Proprietary Rights" mean all know-how, trade secrets, inventions, uses of ideas, intellectual property or property rights owned, developed, held under license or similar arrangement by Seller that are employed in or necessary for the operation of the Business, including, without limitation, computer software (or copies thereof), patents, patent applications and registrations, trademarks, trademark applications and registrations, trade names, service marks and service mark applications and registrations, all goodwill associated with such patents, trademarks, service marks and registrations and applications therefor, and all other intellectual property of any kind whatsoever and all mailing lists, proprietary data and technical, manufacturing, and marketing strategies and information, provided, however, that Proprietary Rights shall not include any computer software that is subject to a lease, license, or other



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agreement that precludes the transfer of such software to persons not parties thereto, but excluding the names "Walbro" and "Sharon" or any variation thereof.
Schedule 2.1.5 lists all of the Proprietary Rights.

1.21 "Supplier Information" means all agreements with suppliers and other vendors of Seller and the Business and all lists, records, and other information of any kind relating to past, current and prospective suppliers and vendors of Seller and the Business.

1.22 "Tangible Personal Property" means equipment, furniture, fixtures, machinery and equipment, dies, vehicles, tools and tooling.

1.23 "Transaction Documents" means this Agreement and the Certificates specified in this Agreement, and all other agreements or instruments to be executed and delivered by any party hereto or thereto in connection with the consummation of the transactions contemplated hereunder and thereunder.

                                  SECTION TWO

                                 SALE OF ASSETS

2.1 Sale of Assets. Seller shall sell, assign, and deliver to Buyer, and Buyer shall purchase and accept, on the Closing Date, all of the Acquired Assets owned by Seller or in which Seller has any right, title or interest, inchoate or otherwise, of every kind and description, wherever located, used in the Business as currently conducted at the Ligonier, Indiana, facility (the "Ligonier Facility"), including:

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         2.1.1 All the real estate which is currently owned by Seller and located in Ligonier, Indiana, together with all easements and rights connected therewith, as set forth in Schedule 2.1.1 attached hereto (the "Real Property").

         2.1.2 The Tangible Personal Property owned by Seller at the Closing Date. Attached as Schedule 2.1.2 is a listing of the Tangible Personal Property on the books of Seller (whether fully depreciated or not), at December 31, 1997.

         2.1.3 All Inventory as of the Closing Date.

         2.1.4 All Contract Rights, Books and Records, Customer Information, leasehold rights and improvements, Supplier Information, contracts, rights of action, and sales or purchase orders.

         2.1.5 Proprietary Rights used in the Business, including those patents and the software listed in Schedule 2.1.5 attached hereto.

         2.1.6 All Permits, to the extent they are transferable, as set forth in
Schedule 2.1.6 attached hereto.

         2.1.7 All Products of Seller as set forth in Schedule 2.1.7, attached hereto.

2.2 Excluded Assets. The Acquired Assets shall not include any accounts receivable, cash, cash equivalents, customer receivables for tooling central office assets, the name "Walbro" and "Sharon," the HR 2000 software and two sets of vendor owned CD Rom 200 select computer diskettes, and all other assets which are not acquired assets (collectively, the "Excluded Assets").


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                                  SECTION THREE


                                  CONSIDERATION

3.1 Payment. In consideration of the sale of Acquired Assets and of all other things done and agreed to be done by Seller and Walbro, Buyer shall pay to the Seller, in immediately available funds at the Closing, the sum of Four Million Six Hundred Twenty One Thousand and NO/100 Dollars ($4,621,000.00) (the "Purchase Price") less the Earnest Money paid pursuant to Section 3.2 hereof.

3.2 Earnest Money Payment. In consideration of the continued efforts by Seller and Walbro between the date of the execution of this Agreement and the first to occur of (i) the Closing Date, or (ii) the termination of this Agreement as provided in Section 13 herein, Buyer shall pay to the Seller, in immediately available funds upon the execution of this Agreement, the sum of Three Hundred Thousand and NO/100 Dollars ($300,000.00) (the "Earnest Money").

3.3 Post-Closing Inventory Price Adjustment. As soon as possible, but not later than ten days after the Closing Date, Seller will prepare a report showing the amount of Gross Inventory (as defined below) as reported on the accounts of the Seller as of the Closing Date. Buyer shall permit Seller full access to the Books and Records and computer system to prepare such report. The report shall be complied solely from the accounting records of Seller and there will not be a physical Inventory taken. For purposes of this Section 3.3, Gross Inventory shall be the full cost of inventory before reduction for any (1) reserves for obsolescence and excess quantities, (2) writedowns to net realizable value, or
(3) other inventory devaluation. Such calculation shall be made consistent with the methodology utilized in calculating Seller's January 31, 1998 Gross Inventory which amount was agreed by Buyer and Seller to be $2,974,000.

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         Buyer shall have ten business days to review the report and either accept such calculation or give Seller written notice of its objection with detailed explanations. If no such notice of objection is made within such time frame, the report shall be deemed accepted. If there is a dispute with respect to the report which the parties are not able to resolve within thirty days after delivery of the report, the calculation shall be submitted for resolution to a independent certified public accounting firm ("CPA") jointly selected by the parties. If the parties cannot agree upon a CPA, then each party shall pick a CPA and the two CPA's shall pick a third CPA. The determination of the CPA will be final and binding upon the parties hereto.

         If the amount of the Gross Inventory is greater than $2,800,000, Buyer shall pay the amount of such excess to Seller in cash within ten business days after such amount is determined and agreed upon. If the Gross Inventory is less than $2,800,000, Seller shall pay to Buyer the amount of the deficiency in cash within ten business days after such amount is determined.


                                  SECTION FOUR

                                   LIABILITIES

4.1 Non-Assumption of Liabilities. Unless expressly agreed herein, Buyer shall not assume any liabilities, costs or other obligations of Seller existing prior to the Closing Time including, without limitation, any taxes, employee wages, bonuses, healthcare and post-retirement benefits, workers compensation claims, product liability claims, environmental liabilities, unfavorable customer tooling audits, and product warranty claims, except for (hereinafter the "Assumed Liabilities"):

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         4.1.1 Purchase orders entered into in the ordinary course of business.

         4.1.2 Equipment leases and supply contracts entered into in the ordinary course of business.

                                  SECTION FIVE

                    REPRESENTATIONS AND WARRANTIES OF SELLER

5.1      Seller and Walbro represent and warrant that:

         5.1.1 Ownership. Seller is a corporation duly organized, existing, and in good standing under the laws of the State of Michigan, and is authorized and entitled to carry on its business in the State of Indiana. Seller has no subsidiaries. Walbro owns all of the issued and outstanding capital stock of Seller. There are no outstanding contracts, agreements, options, warrants, rights, subscriptions, obligations, or other commitments of Seller, directly or indirectly relating to or requiring the authorization, issuance, transfer, sale, of other disposition of or the repurchase of other acquisition of any shares, issued or unissued, of the capital stock or any other voting interests of any kind of Seller or securities convertible or exchangeable into or for any of the foregoing.

         5.1.2 Corporate Authority. Seller and Walbro have the full right, power, legal capacity, and authority to enter into and to perform their obligations under this Agreement and the Transaction Documents. The form, execution, and delivery of this Agreement and the Transaction Documents and the performance by Seller and Walbro of their obligations hereunder and thereunder have been duly approved by their respective Boards of Directors. No other approvals, permits, authorizations, consents, or proceedings are required under Seller's and

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Walbro's Articles of Incorporation or By-Laws, the laws of the State of Michigan or the State of Delaware, or any judgment, order, writ, injunction, decree, ordinance, law, rule or regulation of any federal, state or local Governmental Authority or any instrument, contract, or agreement to which Seller or Walbro is a party, or by which Seller or Walbro is bound. This Agreement is a valid and binding agreement of each of Seller and Walbro, and is enforceable against each of them in accordance with its terms.

         5.1.3 No Violations. Except as set forth on Schedule 5.1.3, neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict with, or result in a default or breach under, the Articles of Incorporation or By-Laws of Seller or Walbro, or any provision of any material agreement, contract, instrument or document of any kind to which Seller or Walbro is a party or by which Seller or Walbro is bound or to which the Business, properties, or assets of any of them are subject, or any statute, law, rule, regulation, or ordinance or any judgment, decree, instrument, or order of any Governmental Authority applicable to and binding upon them, (ii) cause any acceleration of maturity of any loan or obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor, or (iii) result in the creation or imposition of any lien, claim, charge, restriction, or other Encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the Acquired Assets, except for any occurrence in (i), (ii), or (iii) above which would not reasonably be likely to have a Material Adverse Effect.

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         5.1.4 Permits. Seller has all Permits necessary to operate the
Business. Except as provided in Schedule 5.1.4, Seller is in material compliance with the terms of each of the Permits, and there does not exist under any of the Permits any default or event of default or event which, with notice or lapse of time or both, would constitute an event of default under, or violation of, such Permits by Seller, except any default or violation which would not have a Material Adverse Effect.

         5.1.5 Real Property. Seller has marketable title to the Real Property. The real property is free and clear of all mortgages, liens, and encumbrances and is not subject to any right-of-way, easement, or restriction that interferes materially with the present use of the real property, except as otherwise specifically referred to in this Agreement. The Real Property is in material compliance with all applicable state and local use, zoning, and building statutes, ordinances, codes, regulations, and requirements and is able to be used for commercial purposes including the conduct of the Business as currently operated without any governmental restrictions or limitations thereon, except customary restrictions which do not affect the use or operation thereof. The Ligonier Facility is the only location at which Seller maintains or stores Inventories, tools, tooling, dies, or fixtures and equipment related to the Business, except as specifically set forth in Schedule 5.1.5. Seller has no knowledge of any material citations, notices, or claims made by any Governmental Authorities of any violations relating to the Ligonier Facility.

         5.1.6 Tangible Personal Property. Except as set forth on Schedule 5.1.6, Tangible Personal Property that are Acquired Assets are owned or leased free and clear of all mortgages, liens and encumbrances.

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         5.1.7 Patents and Intellectual Property. All Proprietary Rights listed in Schedule 2.1.5 as being owned, controlled, or used by Seller, are valid and in force; all patent applications of Seller listed therein are in good standing, all without challenge or infringement of any kind. Seller owns the entire right, title, and interest in and to such patents and patent applications without qualification, limitation, or Encumbrance of any kind except as specifically provided herein or which would not have a Material Adverse Effect on the Business. Seller has previously given Buyer correct and complete list of all Proprietary Rights.

         5.1.8 No Infringement. To Seller's knowledge, the operations of the Ligonier Facility have not infringed and do not infringe upon any rights of third parties with respect to any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof. Seller and Walbro have no knowledge of any claim or threat that any such infringement has been made or implied in respect of any of the foregoing, and no claim of invalidity of any patent described in Schedule 2.1.5, has been made, and no proceedings are pending or, to the knowledge of Seller or Walbro, threatened against Seller that challenges the validity or ownership of any patent or other Proprietary Right described in Schedule 2.1.5, and neither Seller nor Walbro knows of infringing use of any of the same by any other Person.

         5.1.9 Environmental. The operations of Seller and Walbro pertaining to the Ligonier Facility comply with all applicable Environmental Laws, except as set forth on Schedule 5.1.9. In the event the environmental survey undertaken by Seller and to be provided to Buyer prior to the Closing (the "Environmental Survey") discloses contamination on the premises occupied by the Ligonier Facility, Seller and Walbro will remedy the such environmental contamination as disclosed by the Environmental Survey.

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                  5.1.9.1 Except as disclosed in Section 5.1.9, none of Seller's business operations pertaining to the Ligonier Facility, or the Ligonier Facility, is or, during the period of the Seller's ownership of the Ligonier Facility, has been subject to any investigation by, notice of potential liability regarding, order from, or agreement with any Person respecting (i) compliance with or obligation under any Environmental Law, (ii) any Remedial Action or (iii) any claim of liability arising from the Release or threatened Release of a Contaminant.

                  5.1.9.2 Except as disclosed in Section 5.1.9, to the best of the knowledge of Seller after due inquiry, at no time during the period before the Seller's acquisition of the Ligonier Facility was the Ligonier Facility subject to any investigation by, order from, or agreement with any Person respecting (i) compliance with or obligation under any Environmental Law, (ii) any Remedial Action or (iii) any claim of liability arising from the Release or threatened Release of a Contaminant.

                  5.1.9.3 Except as disclosed in Section 5.1.9, neither Seller nor Walbro has filed any notice with any Governmental Authority reporting a violation of any applicable Environmental Law pertaining to the Ligonier Facility.

                  5.1.9.4 Except as disclosed in Section 5.1.9, to the best of Seller's and Walbro's knowledge after due inquiry, there is not now, nor has there ever been, on or in the Ligonier Facility (i) any underground storage tank or surface impoundment or (ii) any release of a Contaminant, except where such Release was in compliance with Environmental Law or except where remedial action has not been or will not be required prior to the Closing Date with respect to such Release under Environmental Law.

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         5.1.9.5 No Environmental Encumbrance has attached to the Ligonier
Facility.

         5.1.9.6 There is no asbestos-containing material on the Ligonier Facility.

         5.1.9.7 None of the Products or Discontinued Products produced at the Ligonier Facility, contains or contained asbestos-containing material.

         5.1.9.8 For purposes of this Section:

         "Contaminant" means any pollutant, hazardous substance, radioactive substance or waste, toxic substance, hazardous or extremely hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, any hazardous or toxic constituent thereof and includes, but is not limited to, these items as defined in Environmental Laws, as well as any other substance that is required by a Governmental Authority to be investigated, cleaned up, removed, treated or otherwise abated.

         "Environmental Encumbrance" means any lien, claim, or charge in favor of any foreign, federal, state, local or other Governmental Authority for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant.

         "Environmental Law" means all federal, state and local laws, statutes, regulations, rules, codes, ordinances, or common law relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

         "Release" means release, spill emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Contaminant into the indoor or

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outdoor environment or into or out of any real property, including the movement of Contaminants through or in the air, soil, surface water, groundwater, municipal waste water system, or real property.

         "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment;
(ii) prevent the Release or threatened Release or minimize the further release of Contaminants, or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operating, maintenance, and care.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., any amendments thereto, and any regulations promulgated thereunder.

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., any amendments thereto, and any regulations promulgated thereunder.

         5.1.9.9 Health and Safety Schedule 5.1.9.9 sets forth for the calendar years 1995, 1996 and 1997 a complete list of (i) all occupational, safety and health reports filed by Walbro or Seller with respect to the Business or the Ligonier Facility with any Governmental Authority, (ii) annual summaries of workers compensation liabilities of Seller, (iii) all citations, notices, orders, consent orders, or administrative or judicial enforcement proceedings by or from Governmental Authorities with respect to health or safety matters pending with respect to the Business or the Ligonier Facility, and (iv) identification of each inspection by any Governmental Authority concerning health, safety or environmental matters conducted with respect to the Business or the Ligonier Facility.

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         5.1.10 Contractual Obligations. Seller is not a party to any material employment agreement, labor union agreement, agreement for the future purchase of materials, supplies, or equipment, sales agreement, pension, profit-sharing, or retirement plan or agreement, distributorship or sales agency agreement, or lease agreement that relate to any period beyond the Closing Date, whether written or oral, except as listed in Schedule 5.1.10. Copies of all such written agreements have been supplied to Buyer, and Buyer has been advised of the terms of all such oral agreements. Buyer shall be obligated to use its best efforts to ratify any or all of said contracts as Buyer.

         5.1.11 Customer Relations. Seller enjoys good relations with Ford Motor Company, and there have been no significant difficulties experienced that would indicate that this good relationship will not continue past the Closing Date, except that, Buyer is aware of Seller' loss of its Q-1 Rating with Ford Motor Company for the Ligonier Facility and the reasons therefore. Schedule 5.1.11 is a list of Seller's key customers as of February 5, 1998. Neither Seller nor Walbro has any agreement, arrangement, or understanding with any customer with respect to discriminatory allowances, preferential or special terms of sale, or exclusive dealing or special delivery terms, and, to Seller's and Walbro's knowledge, nothing has been done or said by Seller or Walbro to cause any customer to expect any such special conditions as a prerequisite for its continued purchase of products from Seller or its successor corporation.

         5.1.12 Default. Seller is not in default under any Contract, agreement, lease, or other material document to which it is a party which would have a Material Adverse Effect.

         5.1.13 Pledge of Assets. Seller has not mortgaged or pledged any of its Proprietary Rights.

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         5.1.14 Marketing. Since the date of the Letter of Intent signed
December 11, 1997, there has been no substantial change in the marketing activities of Seller.

         5.1.15 No Violations. Except as disclosed on Schedule 5.1.9, Seller is in material compliance, and has complied, in all material respects, with all federal, state, and local laws, regulations, rules, orders, decrees, judgments, codes, and ordinances that are applicable to Seller or the Business.

         5.1.16 No Litigation. No lawsuit, action, claim, suit, proceeding, or investigation is pending or to Seller's knowledge, threatened, that questions the legality or propriety of any of the transactions contemplated by this Agreement.

         5.1.17 No Change of Law. To the knowledge of Seller and Walbro, excluding general business and economic conditions, no legislative or regulatory proposal has been adopted or is pending that reasonably would be expected to adversely affect the production, assembly, marketing, or sale of any Product or that is applicable to the operations of the Business and that reasonably would be expected to have a Material Adverse Effect.

         5.1.18 Products. Except for those Inventories located at the Ligon "Air" warehouse and in the storage trailer as described in Schedule 5.1.5., the finished goods inventories conform in all material respects to all applicable Product specifications, labeling requirements, service or Product warranties, all standards or specifications of Governmental Authorities, and any applicable standards related to auto-industry practices. Seller and Walbro have no knowledge of any latent or patent or overt design, manufacturing, or other defect in any of Seller's Products or discontinued Products.

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         5.1.19 Product Warranties. Seller's Product warranties and guaranties, whether express or implied, now in effect with respect to the Products or services provided in connection with the Business are standard for the Industry. Seller and Walbro shall be solely responsible for all product warranties for failure to meet customer specifications related to finished goods produced or sold prior to the Closing.

         5.1.20 Disclosure. To Seller's and Walbro's knowledge, none of the representations or warranties of Seller and Walbro contained herein, none of the information contained in the Schedules provided by Seller or Walbro referred to in this Agreement, is false or misleading in any material respect, or, contains or will contain any materially untrue statement, or omits to or will omit to state a material fact herein or therein necessary to make the statements herein or therein not misleading, under the circumstances.

         5.1.21 Sufficiency. Except for working capital and Excluded Assets, the Acquired Assets and the Transaction Documents constitute all of the assets, properties, and rights necessary for Buyer's operation of the Business.

         5.1.22 Raw Materials. The inventory levels of the raw materials held by Seller and used in the manufacture of the Products are sufficient for the conduct of the Business. There has been no impairment of Seller's relationship with any of its vendors or suppliers, which would materially interfere with Buyer's ability to continue to conduct business with such vendors or suppliers in a reasonably commercial manner subsequent to the Closing.

         5.1.23 Construction. For purposes of this Agreement, Seller and Walbro will be considered to have "knowledge" or "know" of a matter if the plant manager of Seller or any officer, or director of Seller or Walbro has actual knowledge thereof or if any such plant

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manager, officer or director should reasonably be expected to have had such knowledge in the ordinary course of his duties.

         5.1.24 Contemplated Acts. Except as may be required by law, neither Seller nor Walbro has committed any act which will interfere with the transaction contemplated in this Agreement or with Buyer's ability to continue its ownership of the Acquired Assets subsequent to the Closing.

                                   SECTION SIX

                     REPRESENTATIONS AND WARRANTIES OF BUYER

6.1      Buyer represents and warrants to Seller and to Walbro as follows:

         6.1.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and has the power and authority to carry on the Business.

         6.1.2 Power, Authority, Execution and Delivery. Buyer has full right, power, legal capacity and authority to enter into and to perform its obligations under this Agreement, the Transaction Documents and instruments to be executed and delivered by it pursuant to this Agreement and to consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and the Transaction Documents and instruments, when duly executed and delivered by Buyer, will constitute, legal, valid, and binding obligations of Buyer and will be enforceable against Buyer in accordance with its terms.

         6.1.3 Authorization for this Agreement. Except as specifically provided herein, no approval, consent, or other order or action of or filing with any Governmental Authority or other third party is required for the execution and delivery by Buyer of this Agreement or the other agreements to be executed and delivered by Buyer pursuant hereto.

         6.1.4 Encumbrances Created By This Agreement. The execution, delivery, and performance of this Agreement and the other agreements and instruments to be executed, delivered, and performed pursuant hereto and the consummation of the transaction contemplated herein and thereby will not result in any breach of or constitute a material default (or would not constitute a default but for the requirement that notice be given or time pass or both) under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of the Articles of Incorporation or By-laws of Buyer or any material contract, agreement, indenture, instrument, or commitment to which Buyer is a party or by which Buyer is bound or affected.

         6.1.5 No Violations. Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, or result in a default or breach under, the Articles of Incorporation or By-Laws of Buyer, or any provision of any material agreement, contract, instrument or document of any kind to which Buyer is a party or by which Buyer is bound or ordinance or any judgment, decree, instrument, or order of any Governmental Authority applicable to and binding upon them.

         6.1.6 No Litigation. As to Buyer, no lawsuit, action, claim, suit, proceeding, or investigation is pending or to Buyer's knowledge, threatened, that questions the legality or propriety of any of the transactions contemplated by this Agreement.

         6.1.7 Disclosure. To Buyer's knowledge, none of the representations or warranties of Buyer contained herein is false or misleading in any material respect, or, contains or will contain any materially untrue statement, or omits to or will omit to state a material fact herein or therein necessary to make the statements herein or therein not misleading, under the circumstances.

                                  SECTION SEVEN

                             EMPLOYEES AND BENEFITS

7.1 Employees. At the Closing Time, Buyer shall employ at least 85% of the employees of Seller on substantially similar terms as their current employment, except Buyer shall not assume the employment contract of the plant manager, and Seller shall be solely liable under same. Seller shall pay to its employees any earned but unused vacation up to the Closing Date, and shall deduct from paychecks issued to employees any used but unearned vacation up to the Closing Date.

7.2 No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended by Buyer or Seller to confer upon any employee of Seller or the Business any right or remedies, including, but not limited to any rights of employment for any specified period of time, and no past, present, or future employees of Seller or Buyer shall be treated as third party beneficiaries of this Agreement or this Section.

7.3 Employee Benefit Plans. Seller shall be responsible for all required contributions to the employee benefit plans when due under each such plan for the employees of Seller that accrue up to the Closing.

         7.3.1 Each employee benefit plan, fund, policy or arrangement established or maintained by Buyer shall grant credit to each former Seller employee for all service on or prior to the Closing Date with Seller.

         7.3.2 Within thirty days of the Closing Date, Buyer shall establish or maintain a 401(k) plan, which plan shall accept both plan to plan or trustee-to-trustee transfers of the account balances (including loans) attributable to each former Seller employee.

         7.3.3 Effective as of the Closing Time, Buyer shall establish or maintain a group health plan which shall cover all former Seller employees and their family members who, immediately prior to the Closing Date were covered under any group health plan maintained by Seller. Any such group health plan established or maintained by Buyer shall (i) waive any waiting period, (ii) waive any exclusion or limitation for pre-existing conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Seller prior to the Closing Date, and (iii) grant credit (for purposes of annual deductibles, copayments and out-of-pocket limits) for any covered claims incurred or payments made on or prior to the Closing Date. Buyer shall not recommend or in any way encourage any individual to elect continuation coverage under any Seller group health plan.

                                  SECTION EIGHT

                            CONDUCT PRIOR TO CLOSING

8.1 Seller's Covenants. Seller covenants and undertakes, from the date of execution of this Agreement until the Closing or the earlier termination of this Agreement, that Seller shall:

         8.1.1 Operation of Business. Operate the Business only in the ordinary course on a basis consistent with past practices, except that Seller may not replace any employee who is terminated or resigns.

         8.1.2 Hypothecation. Not sell, offer, lease, license, transfer, assign, pledge, donate, divide or distribute, or otherwise dispose of the Business or any part thereof or any of the Acquired Assets nor create, incur, or permit to exist any additional Encumbrance of any kind on any of the Acquired Assets except in the ordinary course of the Business, provided that Seller may sell Products in the ordinary course of the Business.

         8.1.3 Assumed Liabilities. Not assign any Assumed Liability or any interest in any of the Assumed Liabilities without the prior written consent of Buyer.

         8.1.4 Guarantees. Not create, incur, assume, or guarantee or agree to create, incur, assume, or guarantee any indebtedness for borrowed money or enter into as a lessee any capitalized lease obligation, except in the ordinary course of the Business; and except in the ordinary course of the Business, not enter into any other contract, agreement, or commitment that would be binding upon or with respect to the Business without Buyer's approval.

         8.1.5 Books and Records. Not destroy or dispose of any Books and Records or other material data and files pertaining to the Business, Acquired Assets, or Assumed Liabilities without the prior written consent of Buyer, which consent shall not unreasonably be withheld or delayed.

         8.1.6 Waiver. Not waive any rights Seller may have with respect to any Acquired Asset.

         8.1.7 Modification. Not terminate, modify, amend, or otherwise, alter the terms and conditions of, or default under, any Assumed Liability or Contract without the prior written consent of Buyer, which consent shall not unreasonably be withheld or delayed.

         8.1.8 New Transactions. Not enter into any other transaction or agreement of any kind with respect to the Business, Acquired Assets, or Assumed Liabilities other than in the ordinary course of business consistent with the past practices of the Business without Buyer's prior written consent.

         8.1.9 Permits. Not terminate or fail to renew or preserve any Permits, unless, in the reasonable business judgment of Seller, such Permit no longer is necessary for the operation of the Business consistent with past practice.

         8.1.10 Repair. Not fail to maintain and repair any Acquired Asset in accordance with ordinary and customary maintenance and repair procedures.

         8.1.11 Disposal. Not dispose of or permit to lapse any Proprietary Rights without consent of the Buyer, which consent shall not be unreasonably withheld.

         8.1.12 Insurance. Not terminate or fail to renew any existing insurance coverage with respect to the Acquired Assets or Business.

         8.1.13 Access to Properties and Records. Consult with Buyer about the operations of the Business and keep Buyer advised of all material developments relevant to such operations and the consummation of the transaction contemplated by this Agreement; give Buyer and its representatives, advisors and financial institution full and continuing access to the Business, the Assumed Liabilities, the Acquired Assets, and personnel of Seller during regular business hours upon reasonable prior notice.

         8.1.14 Consents and Filings. Take all required action to obtain all releases of Encumbrances on the Acquired Assets, except those Encumbrances which, in accordance with the provisions of this Agreement, will remain in effect after the Closing Date. If any contract, license, lease, commitment, or sales or purchase order assignable to Buyer under this Agreement may not be assigned without the consent of the other party thereto, Seller will use their reasonable efforts to obtain the consent of the other party to the assignment. Seller shall also diligently cooperate at its sole expense and in good faith with Buyer's efforts to obtain Permits under Subsection 8.2.1 hereof.

         8.1.15 Litigation and Proceedings. Promptly advise Buyer of all developments in all litigation, proceedings, or investigations to which Seller is or becomes a party that relates in any way to the Business, Acquired Assets, Products, discontinued Products, or Assumed Liabilities. Without the prior written consent of Buyer, which consent shall not unreasonably be withheld or delayed, Seller shall not take any action therein, including settlement of any litigation, proceedings, or investigations that could adversely affect Buyer, the Business, Acquired Assets, Products, or Assumed Liabilities.

         8.1.16 Information Furnished to Buyer. Furnish Buyer for inclusion in any report or filings of Buyer such information as may be reasonably necessary under the rules and regulations of any Governmental Authority. Seller covenants that all such information shall be accurate in all material respects.

         8.1.17 Notice of Certain Matters. Promptly notify Buyer of any event of which Seller or Walbro obtains knowledge that could reasonably be expected to have a Material Adverse Affect on the Business or the Acquired Assets, that if known as of the date hereof, would have been required to be disclosed to Buyer. Seller shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event that would reasonably be expected to cause any representation or warranty of Seller or Walbro contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, (ii) any failure or inability of Seller or Walbro to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied by Seller, or Walbro under this Agreement or any of the Transaction Documents, or (iii) any damage to or loss to any Acquired Asset in excess of Five Thousand and NO/100 ($5,000.00) Dollars.

        8.1.18 Suppliers. Seller shall not knowingly commit any act which may reasonably be expected to materially interfere with Buyers ability to continue to conduct business with any vendors or suppliers of Seller in a reasonably commercial manner subsequent to Closing.

        8.1.19 Inventory Levels. Seller shall maintain inventory levels consistent with past practices.

8.2     Buyer's Covenants.

        8.2.1 Permits and Approvals. Buyer covenants and undertakes, from the date of execution of this Agreement (unless terminated as provided herein) that it shall be responsible for taking all such action as is reasonably necessary to obtain the assignment or issuance of all applicable Permits to Buyer as may be necessary to permit the consummation of the transactions contemplated hereunder and Buyer's operation of the Business after the Closing in a manner consistent with prior operation.

         8.2.2 Notification Regarding Representations and Warranties. Buyer covenants and undertakes, from the date of execution of this Agreement until the earlier of the Closing or the termination of this Agreement that it shall give prompt notice to Walbro of the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of Buyer, Seller or Walbro contained in this Agreement to be untrue or inaccurate in any material respect any time from the date of execution of this Agreement to the Closing Date.

                                  SECTION NINE

                             INSTRUMENTS OF TRANSFER

9.1 Documents. The sales, assignments, and deliveries to be made to Buyer pursuant to this Agreement shall be effected by deeds, bills of sale, endorsements, checks, and other instruments of transfer in such form as Buyer's counsel shall reasonably request. Seller shall prepare appropriate forms of instruments of transfer and conveyance in conformity with this Agreement, and a commitment for title insurance in an amount not less than $2,700,000, and shall submit them to Buyer for examination at least 10 days in advance of the Closing Date. Any time and from time to time after the Closing Date, on Buyer's request, Seller will do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, and powers of attorney as may be required in conformity with this Agreement for the adequate assigning, transferring, granting, and confirming to Buyer of the assets and properties sold to Buyer.

                                   SECTION TEN

                                     CLOSING

10.1 Time and Place. The Closing Date shall be not more than 30 days after delivery of the Environmental Survey, and shall take place at 11:00 o'clock A.M. in the Auburn Hills offices of Walbro Corporation, or at such other time and place as the parties shall agree. Notwithstanding the foregoing, and subject to the satisfaction of the conditions set forth in
Section 10.3 hereof, Buyer shall use its best efforts to satisfy all of its obligations in connection with this Agreement as soon as possible after the receipt by Buyer of a commitment letter for or other notification of the funding by a lender of the Purchase Price to be paid by Buyer.

10.2     Joint Conditions Precedent to Obligations of Buyer and Seller.

         10.2.1 No Proceedings. No claim, action, suit, proceeding, or governmental investigation shall have been threatened or instituted by any Governmental Authority questioning or challenging the validity of this Agreement or the transactions contemplated herein and which could reasonably be expected to materially affect the right or ability of Buyer to consummate the transactions contemplated hereunder.

         10.2.2 No Change of Law. Since the date of this Agreement, no foreign, federal, state, or local law, legislation, rule or regulation shall have been enacted or adopted or become apparent through interpretation that has a Material Adverse Effect on the ability of Seller,

Walbro or Buyer to consummate the transactions contemplated herein or to enjoy the benefits of such transactions.

10.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by Buyer at or before the Closing in writing):

         10.3.1 Validity of Documents. The instruments executed and delivered to Buyer by Seller and Walbro pursuant to this Agreement are valid in accordance with their terms, and effectively vest in Buyer good and marketable title to the assets and business as contemplated by this Agreement, free and clear of any liabilities, obligations, and encumbrances, except those liabilities and obligations expressly assumed by Buyer as provided in this Agreement.

         10.3.2 Approval of Documents. All actions, proceedings, instruments, and documents required of Seller under this Agreement shall be in a form approved by counsel for Buyer, provided that such approval shall not be unreasonably withheld.

         10.3.3 Representations, Warranties and Covenants of Seller and Walbro. Seller and Walbro shall have complied with all of their respective agreements and covenants contained herein and in the Transaction Documents in all material respects, and all of the representations and warranties of Seller and Walbro contained herein and in the Transaction Documents shall have been true and correct in all material respects both when given and as of the Closing Date as through such representations and warranties had been made at and as of the Closing.

         10.3.4 No Material Adverse Change. There shall not have been a material adverse change in the financial condition of the Seller, the Acquired Assets, the Business, business projects or operating results of the Seller since the date hereof. Notwithstanding the foregoing, continuing operational losses consistent with the past 12 months shall not be deemed a material adverse change.

         10.3.5 Consents. All necessary consents, approvals, authorizations, and clearances of Governmental Authorities and all consents or approvals of third parties (including, without limitation, the consents of other parties to the Contracts) required for or in connection with the execution or delivery of this Agreement or the consummation of all the transactions contemplated herein shall have been obtained and the waiting periods applicable to any applications, qualifications, designations, declarations, notices, reports, and other filings that Seller is required to make with any Governmental Authority for or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated herein shall have expired and no such Governmental Authority shall have requested more information from Buyer or Seller.

         10.3.6 Deliveries. There shall have been delivered to Buyer the following instruments in form and substance satisfactory to Buyer in its sole discretion, executed, where necessary, by a duly authorized officer of Seller or Walbro, as applicable:

         10.3.6.1 Certificates, dated as of the Closing Date, of the President or Chief Financial Officers of Seller and Walbro, to the effect that the conditions of Section Eight, have been satisfied.

         10.3.6.2 Resolutions of the Boards of Directors of Seller authorizing the execution, delivery, and performance of (i) this Agreement, the transaction documents, and the transactions contemplated herein and therein, certified by the Secretary or any Assistant Secretary of Seller.

              10.3.6.3 Executed original of the Warranty Deed covering the real property in the form of Exhibit 10.3.6.3, attached hereto.

              10.3.6.4 Executed original Bill of Sale in substantially the form of Exhibit 11.2.11.4 attached hereto.

              10.3.6.5 True, complete and updated lists of the Contracts, referred to in Schedule 2.1.4, as of the close of business on the business day immediately preceding the Closing Date, together with any required consents to Buyer's assumption thereof.

              10.3.6.6 Executed originals of the Confidentiality and Non-Competition Agreement in substantially the form of Exhibit 10.3.6.6, attached hereto.

              10.3.6.7 Evidence of releases of all Encumbrances on the Acquired Assets, including UCC-3 termination statements signed by all Persons having security interests in any of the Acquired Assets.

              10.3.6.8 Such other executed agreements and instruments or evidence of performance as Buyer may reasonably request.

10.4 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by and to close under this Agreement shall be subject to satisfaction, at or prior to the Closing of all of the following conditions (which may be waived in whole or part by Seller at or before the Closing in writing):

         10.4.1 Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing, and all of the representations and warranties by Buyer contained herein and in the Transaction Documents shall have been accurate when given and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date.

         10.4.2 Consents. All necessary consents, approvals, authorizations, and clearances of Governmental Authorities required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein shall have been obtained and the waiting periods applicable to any applications, qualifications, designations, declarations, notices, reports, and other filings that Buyer is required to make with any Governmental Authority for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein shall have expired and no such Governmental Authority shall have requested additional information from Seller or Buyer.

         10.4.3 Deliveries. There shall have been delivered to Seller and Walbro the following instruments in form and substance satisfactory to Seller in their sole discretion, executed, where necessary, by a duly authorized officer of
Buyer:

              10.4.3.1 Resolutions of the Boards of Directors of Buyer and the authorizing of the execution, delivery, and performance of this Agreement, the Transaction Documents, and the transactions contemplated herein and therein, certified by the Secretary of Buyer.

              10.4.3.2 Buyer shall have paid that part of the Purchase Price required to be paid at the Closing pursuant to Section Three hereof.

              10.4.3.3 Executed originals of the Confidentiality and Non-Competition Agreement in substantially the form of Exhibit 10.3.6.6, attached hereto.

              10.3.3.4 Such other executed agreements and instruments or evidence of performance as Buyer may reasonably request.

                                 SECTION ELEVEN

                          Seller POST CLOSING COVENANTS

11.1     Walbro shall, subsequent to Closing:

         11.1.1 Purchases. Purchase cam lock rings and coverplates from Buyer, based upon the projected levels and prices in Walbro's 1998 business plan as provided to Buyer, for a period of at least three years.

         11.1.2 Customer Transition. Provide Buyer with sufficient assistance by Walbro's account manager to effectuate an orderly transition of account management for the current customer base and existing prospects, at no charge, for a period of one year from the Closing Date.

         11.1.3 Testing Support. Provide engineering testing at the Auburn Hills and Caro Test Centers consistent with past custom and practice, at no charge, for a period of one year from the Closing Date, with respect to the Business subject to customary disclaimers for the automotive testing industry.

         11.1.4 Tax Abatements. Cooperate with and assist Buyer in obtaining all applicable benefits of tax abatement for the Acquired Assets.

         11.1.5 Confidentiality and Non-Competition. Execute originals of the Confidentiality and Non-Competition Agreement in substantially the form of
Exhibit 10.3.6.6 attached hereto.

                                 SECTION TWELVE

                         WARRANTIES AND INDEMNIFICATION

12.1 Seller's and Walbro's Indemnification. Seller and Walbro hereby agree, jointly and severally, to indemnify and hold Buyer and its affiliates, officers, directors, employees, agents, authorized representatives, successors and assigns harmless from and against and with respect to the following:

         12.1.1 Expenses. Costs, claims, losses, liabilities, penalties, fines, damages, expenses (including, without limitation, reasonable attorneys' fees and expenses) or deficiencies (each a "Claim") that arise out of, result from, or are connected with (i) any misrepresentation, false statement or omission or any other agreement, instrument, or document delivered to Buyer, or its representatives by Seller or Walbro or their respective employees, officers, directors, owners, agents, or representative pursuant to this Agreement or any Transaction Document or in connection with the transactions contemplated hereunder or thereunder (collectively, the "Other Documents"); (ii) any breach of any of the warranties made by Seller or Walbro in this Agreement; (iii) any breach, or default in performance by Seller or Walbro of any of the obligations that are to be performed by, or covenants made by Seller or Walbro in this Agreement or any schedule hereto; (iv) any liability or obligation of any nature (absolute or accrued) constituting, relating to, or arising from or in connection with the Excluded Liabilities or Excluded Assets; and (v) any liability or obligation of any nature (absolute or accrued) relating to the use or operation of Acquired Assets or the Business before the Closing Date or the manufacture, assembly, or sale of discontinued products and of Products shipped before the Closing Date.

         12.1.2 Notification of Claim. Buyer shall notify Seller and Walbro in writing of any claim under this Section with reasonable promptness after Buyer becomes aware of such claim, including in any such notice a detailed description of and the basis for the claim.

         12.1.3 Limitation. Notwithstanding the foregoing, Buyer shall not be liable under Section 12.1.1 with respect to any individual Claim unless and until (i) such Claim exceeds $7,500 (each an "Included Claim"), and (ii) the aggregate cumulative amount of all Included Claims with respect to all matters referred to in Section 12.1.1 exceeds $50,000 (the "Threshold Amount"), and then Seller and Walbro shall be liable for all Claims in excess of the Threshold Amount. In no event shall the aggregate cumulative liability of Seller and Walbro under Section 12.1.1 exceed $4,621,000.

         12.1.4 Buyer Notification. Seller and Walbro shall have no liability to indemnify Buyer for any Claim arising out of or resulting from the inaccuracy, breach, non-fulfillment or non-performance of any representation, warranty, covenant or agreement (each an "Inaccuracy") if such Inaccuracy is known by Buyer prior to the signing of this Agreement. If between the date of this Agreement and the Closing Date, Buyer learns of an Inaccuracy and intentionally fails to give notice to Seller and Walbro of such Inaccuracy to Seller, Buyer shall be construed to have waived, or acquiesced in, the breach of such Inaccuracy.

12.2 Buyer's Indemnification. Buyer hereby agrees to indemnify and hold Seller and Walbro and their respective affiliates, officers, directors, employees, agents, authorized representatives, successors and assigns, harmless from and against and in respect of the following:

         12.2.1 Expenses. Claims that arise out of, result from, or are connected with the investigation, defense or settlement of any of the foregoing arising or resulting from (i) any misrepresentation, false statement or omissions made by Buyer in this Agreement, its Schedules, any Transaction Document or any other agreement or instrument delivered pursuant to this Agreement, any Transaction Document or other documents; (ii) any breach of any of the warranties made by Buyer in this Agreement, Schedules, any Transaction Document, or any other agreement delivered pursuant to this Agreement or any Transaction Document; (iii) any breach, or default in performance by Buyer of any of the obligations that are to be performed by, or covenants made by Buyer pursuant to this Agreement or any other agreement or instrument delivered pursuant to this Agreement delivered pursuant to this Agreement or any Transaction Document; (iv) any severance pay claims from former employees of Seller who are not hired by Buyer pursuant to Section 7.1; and (v) any other claim, liability, obligation or commitment of any nature arising after the Closing Date with respect to Buyer's ownership and use or performance of the Acquired Assets, Assumed Liabilities, and Contracts from and after the Closing Date, or Buyer's operation of the Business from and after the Closing Date.

         12.2.2 Notification of Claim. Seller or Walbro shall notify Buyer in writing of any claim under this Section with reasonable promptness after any of Seller or Walbro becomes aware of such claim, including in any such notice a detailed description of and the basis for the claim.

         12.2.3 Limitation. Notwithstanding the foregoing, (a) Buyer shall not be liable under Section 12.2.1 with respect to any individual Claim unless and until (i) such Claim are Included Claims, and (ii) the aggregate cumulative amount of all Included Claims with respect to all matters referred to in Section
12.2.1 exceeds the "Threshold Amount" and then Buyer shall be liable for all Claims in excess of the Threshold Amount. In no event shall the aggregate cumulative liability of Buyer under Section 12.2.1 exceed $4,621,000.


12.3 Notice and Right to Defend. Seller, Walbro, and Buyer agree to give prompt notice to one another of the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought hereunder. The indemnifying party shall have the right to assume the defense of any claim, suit, action, or proceeding in respect of which indemnity may be sought hereunder, and the indemnified party may nevertheless participate in the defense of any such claim, suit, action, or proceeding at its own expense, and at the request and expense of the indemnifying party shall assume such defense. No indemnifying party shall be liable under this Section Twelve for any settlement effected without its consent (which consent shall not be unreasonably withheld or delayed) of any claims, litigation, or proceeding in respect of which indemnity may be sought hereunder, and any such settlement that is not so consented to shall not establish the amount of the indemnified loss or expense to which the indemnified party may be entitled under this Section.


                                SECTION THIRTEEN

                                   TERMINATION

13.1     This Agreement may be terminated as follows:

         13.1.1 By Buyer, Seller, or Walbro at any time if the Closing has not occurred on or before May 11, 1998.

         13.1.2 By Buyer, upon written notice to Seller and Walbro, if any of the conditions set forth in Section 10.3 hereof have not been satisfied by the Closing Date or waived on or before the Closing Date.

         13.1.3 By Seller and Walbro, upon written notice to Buyer, if any of the conditions set forth in Section 10.4 hereof have not been satisfied by the Closing Date or waived on or before the Closing Date.

         13.1.4 By mutual written consent of the parties hereto.

13.2 Remedies. Absent a party's bad faith or breach of a covenant contained in this Agreement, upon a termination under Section 13.1 of this Agreement and except as provided in Section 13.2(ii) below, (i) neither party shall be liable to the other, at law or in equity, in contract, in tort, or otherwise by reason of the failure of the Closing to have occurred, and (ii) notwithstanding
Section 13.2(i) above, and except as a result of the failure of the conditions in Section 10.2 to have been satisfied, if the Closing has not occurred on or before May 11, 1998 for any reason other than Seller's intentional failure to close, Buyer shall forfeit the Earnest Money.

13.3     Termination. If this Agreement is terminated pursuant to Subsection
13.1 of this Agreement, all further obligations of the parties hereto shall terminate except for those obligations set forth in Sections 13.2 (ii), 14.1, 15.2, 15.11 and this Section Thirteen, hereof, which shall survive and continue in full force and effect.

                                SECTION FOURTEEN

                              ADDITIONAL AGREEMENTS

14.1 Finder's Fees and Commissions. Seller, Walbro, and Buyer agree to indemnify each other and hold each other harmless from any liability cost, or expense (including, but not limited to, fees and disbursements of legal counsel) resulting from any agreement, arrangement, or understanding made by the indemnifying party with any third party for brokerage or finder's fees or other commissions in connection with this Agreement or the transaction contemplated herein.

14.2 Additional Documents. From time to time at or after the Closing, after written request therefor by Buyer, Seller shall, without further consideration, execute and deliver or cause to be executed and delivered to Buyer in proper form for relevant recording, filing, or registration, such assignments, deeds, powers of attorney, and any other instruments of conveyance and transfer and such other documents, all prepared by Buyer and reasonably acceptable to Seller, as may be reasonably necessary or desirable to more effectively transfer to and vest and confirm in Buyer the Acquired Assets, and to facilitate the effective recordation of title thereto or put Buyer in actual possession and operating control thereof.

14.3 Evidence of Satisfaction of Assumed Liabilities. At the Closing, and thereafter from time to time promptly after request therefor by Seller, Buyer shall take all steps and execute and deliver to Seller all appropriate documents and instruments that it may reasonably desire, as prepared by Seller and reasonably acceptable to Buyer, to effectuate or evidence Buyer's assumption and discharge of Assumed Liabilities and to conclude the other transactions contemplated hereunder and under the other agreements and instruments to be executed, delivered, and performed pursuant hereto.

14.4 Apportionment of Purchase Price. Buyer shall prepare a schedule allocating the purchase price among the Acquired Assets, subject to Seller's approval, which shall not be unreasonably withheld. Buyer and Seller agree to file Form 8594, with the Internal Revenue Service with their tax returns for their respective tax years in which the Closing Date occurs consistent with such allocation.

14.5 Taxes. Seller shall pay when due, and indemnify and hold Buyer harmless against, all accrued foreign, federal, state and local income, employment, ad valorem, and other taxes, assessments, or charges (and any penalties or interest related thereto) payable by Seller with respect to the ownership of the Acquired Assets and the conduct of the Business through the Closing Time. Seller shall be liable for and shall pay any tax, assessment, or change of any Governmental Authority (including any sales, use or documentary stamp tax) attributable to the sale or transfer of the Acquired Assets by Seller to Buyer pursuant to this Agreement (the "Transfer Taxes"). At the Closing, Buyer shall sign and deliver to Seller such certificates reasonably requested in writing by Seller within a reasonable time in advance of the Closing to establish an exemption from (or otherwise reduce) such transfer taxes, including, to the extent appropriate, but not limited to, valid resale exemption certificates, if available under applicable law or regulation.

14.6 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Seller nor Walbro shall not, directly, or indirectly through any employee, agent, or other representative, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of, any other Person relating to the acquisition of the Acquired Assets, capital stock of Seller, or the Business, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination (other than sales of Products in the ordinary course of the conduct of the Business).

                                 SECTION FIFTEEN

                                  MISCELLANEOUS

15.1 Survival. All representations, warranties and agreements made by any party to this Agreement in or pursuant to this Agreement shall be true on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and shall survive the execution, delivery, and performance of this Agreement, any investigation made by or in behalf of any party hereto any time prior to the Closing, and for one year after the Closing hereunder. All written statements, documents, schedules, or certificates delivery by a party pursuant to this Agreement shall be deemed a representation by such party of the truth, accuracy and completeness of such statement, document, schedule, or certificate.

15.2 Costs and Expenses. Except as expressly otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall bear its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement, the Transaction Documents, and the other agreements and instruments to be delivered pursuant hereto and thereto, and the transactions contemplated herein and thereby, including all legal and accounting fees and disbursements.

15.3 Schedules. The Schedules referred to in and attached to this Agreement are incorporated herein by reference and are made a part of this Agreement.

15.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, heirs, beneficiaries, and personal representatives. Except as herein provided, neither this Agreement, nor any right or liability hereunder, shall be assignable by Buyer or by Seller, provided, however, that Seller acknowledge that Buyer and its affiliates intend to enter lending agreements and in connection therewith assign, as security, its rights under this Agreement (including, without limitation, its rights with respect to the representations and warranties of Seller and Walbro) to each institution that becomes a party to any such lending agreement, and Seller and Walbro agree that such institutions and their successors and assigns are permitted assigns of Buyer hereunder.

15.5 Amendment, Waiver, Discharge, Etc. This Agreement and the other agreements, documents, and instruments to be executed, delivered, and performed hereunder may be amended only by an instrument in writing, specifically identified as an amendment hereto to thereto, duly executed by the parties hereto or thereto. This Agreement may not be released, discharged, abandoned, changed, or modified in any manner except by an instrument in writing signed or behalf of the parties hereto by their duly authorized officers or representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a wavier of any such provision, nor in any way to affect the validity of this Agreement or any party hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach, or any failure to comply with any provision, of this Agreement shall be held to be a wavier of any other subsequent breach or failure to comply.

15.6 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit, or describe the scope or intent of this Agreement or any of the provisions hereof.

15.7 Enforcement. If after the Closing any party hereto must initiate any proceedings, including litigation, against any other party to collect amounts due hereunder, the non-prevailing party in any such proceeding or litigation shall pay all of the other party's costs and expenses, including reasonable attorneys' fees and expenses, incurred in such collection, proceeding, or litigation.

15.8 Notices. Any notice, request, or other document required to be given hereunder to the other party hereto shall be in writing and shall be deemed sufficiently given when delivered personally, when transmitted by telegram, telex, or telecopier (confirmed by registered or certified mail), or when deposited in the United State mail by registered or certified mail, return receipt requested, postage prepaid (such mailed notice to be deemed effective on the date such receipt is acknowledged or refused) and addressed as follows:

                  To Buyer:
                                    Millennium Industries Corporation
                                    4429 Doerr Rd., Cass City MI, 48726
                                    Fax:    (517) 269-8844
                                    Attn:   John Neeb

                  To Seller:
                                    Walbro Corporation
                                    1227 Center Road
                                    Auburn Hills, MI 48326
                                    Fax:    (248) 377-6820
                                    Attn:   Frank E. Bauchiero

                  With a copy to:
                                    Katten Muchin & Zavis
                                    525 West Monroe Street, Suite 1600
                                    Chicago, IL 60661
                                    Fax: 312-902-1061
                                    Attn: Arnold S. Harrison, Esq.

or to such other address and/or designee as any party may hereafter specify in notice in writing to the other.

15.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, the Transaction Documents, and the other agreements and instruments to be delivered pursuant hereto, contain the entire agreement among the parties hereto and there are no representations or warranties, express or implied, made by any of the parties except such as are stated herein or therein. This Agreement supersedes all prior agreements, undertakings, and understandings between the parties hereto relating to the subject matter hereof and thereof.

15.10 Counterparts. This Agreement and all Transaction Documents and all other agreements to be executed and delivered pursuant hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any such counterpart may be executed and delivered by facsimile copy, provided that the originally executed copy is transmitted to the other parties hereto by means of a nationally recognized overnight courier.

15.11 Confidentiality. In the event this Agreement or the transactions contemplated herein are not consummated:

         15.11.1 Buyer shall treat, and shall cause its officer, employees, agents, representatives, or financial institutions to treat, as Seller' confidential property, all information provided before or after the date of execution of this Agreement by Seller and their respective employees, agents, assistants, attorneys, and authorized representatives to Buyer about Seller, the Business, Acquired Assets, Assumed Liabilities (the "Confidential Information").

         15.11.2 Buyer will, upon Seller's request, promptly deliver to Seller, or at Buyer's option, destroy all of the Confidential Information, including all copies, reproductions, summaries, analyses, or extracts thereof or based thereon in Buyer's possession or in the possession of any of its employees, agents, or authorized representatives. Such destruction shall, upon demand, be certified in writing to Seller by an authorized officer of Buyer supervising such destruction.

         15.11.3 Unless otherwise agreed to in writing by Seller, Buyer agrees
(i) to keep all Confidential Information Confidential and not to disclose or reveal any Confidential Information to any person other than those employed by Buyer on Buyer's behalf who are actively and directly participating in the evaluation or consummation of the transactions contemplated herein or who otherwise need to know the confidential Information for the purpose of evaluating or assisting the consummation of the transactions contemplated herein and to cause those persons to observe the terms of this
Section 19, and (ii) not to use Confidential Information for any purpose other than in connection with the consummation of the transactions contemplated herein, in a manner that Seller have approved.

         15.11.4 Unless otherwise required by law, if this Agreement or the transactions contemplated herein are not consummated, neither Buyer nor its representatives, employees, agents, or authorized representatives will, without the prior written consent of Seller, disclose to any person (other than those actively and directly participating in evaluating or assisting the consummation of the transactions contemplated herein) any information about the transactions contemplated herein or the terms, conditions, or other facts relating thereto or the status thereof, or the fact that the Confidential Information has been made available to Buyer.

         15.11.5 Notwithstanding anything in this Section to the contrary, Buyer may disclose such Confidential Information as is necessary (i) to obtain the transfer of Permits and licenses and all consents or approvals of Governmental Authorities required for the consummation of the transactions contemplated herein, and (ii) in connection with any report or filing that Buyer makes under the rules and regulations of any Governmental Authority.

15.13 Governing Law. This Agreement shall be governed by and construed under the laws of Michigan, without giving effect to principles of conflicts of law.

         IN WITNESS WHEREOF, the parties have executed this Agreement at the day and year first above written.

                                          Sharon Manufacturing Company


                                          /s/ DANIEL L. HITTLER
                                          -------------------------------------
                                          By

                                          Secretary
                                          -------------------------------------
                                          Its



                                          Walbro Corporation


                                          /s/ MICHAEL SHOPE
                                          -------------------------------------
                                          By

                                          Treasurer and Chief Financial Officer
                                          -------------------------------------
                                          Its



                                          Millennium Industries Corporation


                                          /s/ JOHN NEEB
                                          -------------------------------------
                                          By

                                          Secretary
                                          -------------------------------------
                                          Its